Exhibit 99.1
Volt Information Sciences Reports Update on Business Performance during the Fiscal Third Quarter and First Nine Months 2013

New York, NY, October 10, 2013 – Volt Information Sciences, Inc. (OTC: VISI) today provided a business update and reported selected unaudited financial information for its fiscal third quarter and first fiscal nine months of 2013 ended July 28, 2013. The Company notes that all numbers presented in this release are subject to change until the current audits are complete.

The Staffing Services Segment, which accounts for a majority of the Company’s total revenue, had approximately $460 million of revenue in the third quarter 2013, a decrease of approximately $49 million compared to the same period in 2012, although with higher operating income.  The third quarter of 2013 included recognition of approximately $6 million of previously deferred revenue, net of current period deferrals. Staffing Services segment proforma net revenue, which adjusts recognized revenue to the period related expenses were incurred, decreased by approximately $54 million, or 10.7%, from $508 million to $454 million for the three-month period, although with similar proforma operating income.

For the first nine months of 2013, the Staffing Services Segment had approximately $1.4 billion of revenue, a decrease of approximately $100 million compared to the same period in fiscal 2012. Staffing Services segment proforma net revenue, which adjusts recognized revenue to the period related expenses were incurred, decreased by approximately $90 million, or 6.0%, from $1.5 billion to $1.4 billion for the nine month period.

The decrease in staffing services revenues for both the three and nine month periods was primarily due to the Company’s increased focus on achieving acceptable operating income and exiting or reducing business levels with customers where profitability or business terms are unfavorable, as well as reduced sales at a few large customers related to their particular business demand levels. As a result, as compared to a year ago staffing services revenue levels are lower although staffing services operating income increased for the third quarter as both a percentage of revenue and in absolute amount.  Staffing services operating income for the nine-month period compared to a year ago is lower as direct and indirect delivery costs were reduced along with revenues but reductions in sales and marketing as well as general and administrative costs lagged revenue decreases.  Additionally, revenues from call center, games testing and other project-based revenue are lower compared to a year ago due to net reduced business from existing customers and lower games testing volumes due to delayed console releases from the major games hardware vendors.

The Telecommunications Services segment reported a small operating loss for the third quarter 2013 and first nine months of 2013 and 2012 and a small operating income for the third quarter 2012.  The Other segment reported an operating income in the third quarter 2013 primarily due to the recognition of previously deferred revenue and increased business compared to breakeven operating results in the third quarter of 2012, and a small operating income compared to breakeven results in the first nine months of fiscal years 2013 and 2012, respectively.  Revenue for the Computer Systems segment will be reported after the ongoing audits are completed and comprehensive financial reports filed.

Liquidity

During the first nine months of fiscal 2013, the Company disbursed approximately $35 million in connection with the restatement and related investigations (with substantially all such costs now disbursed), generated approximately $13 million from all other operating activities, used approximately $7 million for capital expenditures, and increased borrowings under the short-term financing program by approximately $20 million.  Restricted cash used as collateral for foreign currency borrowings and banking facilities decreased by approximately $4 million.

VOLT INFORMATION SCIENCES, INC.
Condensed Statements of Cash Flows
Unaudited, Estimated (in Thousands)
	Three Months Ended		Nine Months Ended
	July 28, 2013	July 29, 2012	July 28, 2013	July 29, 2012

Cash and cash equivalents at beginning of the period	$36,158	$28,673	$26,731	$44,568

Cash used in connection with restatement and related investigations	(11,156)	(6,911)	(34,618)	(25,335)
Net cash provided by (used in) all other operating activities	(10,291)	(3,640)	13,032	(5,396)
Net cash used in operating activities	(21,447)	(10,551)	(21,586)	(30,731)

Net cash used in investing activities	(3,019)	(3,289)	(7,373)	(9,964)

Net cash released (restricted) as collateral for borrowings	141	292	4,410	(1,063)
Net cash provided by all other financing activities	9,804	18,241	19,455	30,556
Net cash provided by financing activities	9,945	18,533	23,865	29,493

Net increase (decrease) in cash and cash equivalents	(14,521)	4,693	(5,094)	(11,202)
Cash and cash equivalents at end of the period	$21,637	$33,366	$21,637	$33,366

Supplemental information:
Cash paid during the period for:
Interest	$703	$740	$2,114	$2,134
Income taxes	$689	$786	$9,558	$2,494

On July 28, 2013, the Company had cash and cash equivalents of approximately $22 million and an additional approximately $31 million of cash restricted as collateral for foreign currency credit lines and banking facilities. The Company also had approximately $16 million available from its short-term financing program. Excluding approximately $8 million of non-current debt, the Company’s consolidated borrowings were approximately $165 million at July 28, 2013, which included approximately $22 million of foreign currency borrowings used to hedge net investments in foreign subsidiaries that are fully collateralized by restricted cash, and approximately $140 million drawn under the short-term financing program.  The amount drawn under the short-term financing program subsequently increased to $150 million at October 2013 at which time there was approximately $11 million additional borrowing available.

Borrowing and Cash Positions (in Thousands)
	July 28, 2013	October 28, 2012

Cash and cash equivalents	$21,637	$26,731
Cash restricted as collateral for borrowings	31,171	35,581
Total cash and cash restricted for borrowings	$52,808	$62,312

Short-term borrowings, including current portion of long-term debt
Short-term financing program	$140,000	$120,000
Bank loans and other	25,755	25,727
Long-term debt, excluding current portion	8,414	9,033
Total short-term borrowings and long-term debt	$174,169	$154,760

Preliminary Nature of Information

The financial information contained in this press release is preliminary and unaudited, and has been prepared by management based on currently available Company data. This financial information is subject to change upon the completion of the audit of the Company’s fiscal 2013, 2012 and 2011 annual financial statements by the Company’s independent accountants.  The Company is in the process of completing its fiscal 2012 and 2011 annual financial statement audits after recently restating prior years’ financial statements for fiscal year 2008 due to the correction of errors in the application of certain accounting principles and methodologies. There can be no assurance that the amounts reported today will not differ, including materially, from those reported when the Company files its 2013, 2012 and 2011 Form 10-Ks and other reports.

Since the audits are ongoing, the Company has limited the scope of the financial information released today to the selected unaudited financial information included in this release. The Company does not expect to be in a position to announce audited financial results for fiscal 2012 and 2011 until its independent accountants have completed their audit procedures, and Reports on Forms 10-K and 10-Q have been filed with the SEC for such related periods.  Please refer to the Company’s reports filed with the SEC for further information.

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements.  Words such as “may,” “will,” “should,” “likely,” “could,” “seek,” “believe,” “expect,” “plan,” “anticipate,” “estimate,” “optimistic,” “confident,” “project,” “intend,” “strategy,” “designed to,” and similar expressions are intended to identify forward-looking statements about the Company’s results of operations, future plans, objectives, performance, intentions and expectations.  Forward-looking statements are subject to a number of known and unknown risks, including, among others, the timing of, and effects of the continued delay in, filing the Company’s financial statements with the Securities and Exchange Commission, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives,  that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.

# # #
Contact:
James Whitney
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-7921

4